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Exhibit 10.621

March 19, 2003

Mr. Howard H. Pien
6 Carriage House Court
Cherry Hill, New Jersey 08003

Dear Howard:

        On behalf of the Board of Directors and all members of the Chiron community, I am very pleased to extend to you our offer to lead our Company, as President and Chief Executive Officer. Subject to your agreement, this letter sets forth the terms of your employment by Chiron.

1.
Position, Duties and Responsibilities.

        (a)  You shall be the President and CEO of the Company and shall in such capacity report directly to the Company's Board of Directors (the "Board"). Your duties and responsibilities will be determined from time to time by the Board, and will be consistent with your position as President and Chief Executive Officer.

        (b)  You shall be appointed as a member of the Board of Directors and serve on such Committees of the Board as elected or appointed by the Board. The Board of Directors acknowledge your interest in serving as its Chairman as and when deemed appropriate by the Board in its discretion. While your advice and counsel will be sought and considered in this respect, decisions regarding Board governance will be made by the Board's Nominating and Corporate Governance Committee which is composed of independent directors.

        (c)  You shall devote your full business time, ability and attention to the business of the Company, and shall not engage in or perform duties for any other person which interferes with the performance of your duties hereunder. It is desirable for you to hold board of director positions on outside civic organizations, and that reasonable time will be made available to fulfill your duties in that regard as long as those activities do not interfere significantly with the performance of your duties hereunder. Any outside commercial board of directors' positions will be subject to approval by the Board.

        (d)  You agree to sign the Company's standard proprietary information agreement for employees.

2.
Salary and Bonus Compensation.

        (a)    Base Salary.    As compensation for your services hereunder (including your services as a member of the Board), you shall receive a base salary of $760,000.00 per annum. This base salary may be increased, but not decreased, annually by the Board, consistent with your performance and the Company's policies and procedures regarding the administration of executive officer compensation established from time to time by the Board.

        (b)    Annual Bonus Compensation.    You may, in addition, at the Board's discretion, be awarded incentive compensation, currently in the form of a cash bonus for each fiscal year during your employment, under the Company's executive officer compensation plans, for each year, based upon performance. As presently structured, if the targeted level of performance is satisfied, the bonus amount will be equal to one hundred percent (100%) of your base salary for the year in which you satisfied the bonus criteria, with a maximum bonus of two hundred percent (200%) of base salary if your performance and the Company's performance substantially exceeds targeted levels. There is no guaranteed minimum level of bonus compensation, and the maximum bonus compensation that can be achieved will be equal to two hundred percent (200%) of your base salary. Your bonus for 2003 will be prorated based upon the fraction of the year that you are employed by the Company.

        (c)    Initial Bonus.    As an inducement for you to accept our offer and as full compensation for the differential in the cost of housing and living expenses in the San Francisco area, and as an offset for certain differences in our standard benefit plans from those you have enjoyed, you shall receive an initial bonus of $650,000 to be paid in cash promptly following the start of your employment hereunder.

3.
Benefits.

        (a)    Standard Benefits.    You shall be eligible to participate in standard employee benefit programs (including medical, dental, life and disability insurance, which shall be effective as of the date of your employment hereunder or as soon thereafter as permitted by the terms of the applicable program), as the Company shall maintain from time to time for the benefit of employees and other senior executives. Attached as Exhibit A is a copy of the Company's current employee benefits for your information. You may receive such other and additional benefits as the Board may determine from time to time in its sole discretion. The Company will reimburse you for the premium for the first $800,000 in life insurance that you may select under the cafeteria benefit plan, to the extent not otherwise paid by the Company.

        (b)    Vacation.    You shall be entitled to four (4) weeks paid vacation per annum under the Company's integrated paid time off program for executives, and with such additional paid vacation time as the Board may reasonably determine or is consistent with the Company's vacation policy as it exists from time to time. No unused vacation shall accrue and no unused vacation will be paid on termination.

        (c)    Supplemental Executive Retirement Plan.    In addition to your eligibility to participate in Chiron's Supplemental Executive Retirement Plan ("SERP") in accordance with its terms, Chiron will credit to your account under the SERP, as a Special Deferred Compensation Arrangement, a contribution of $50,000 as of the last day of each calendar quarter of your continuing employment hereunder, up to a maximum contribution of $1,000,000 after 20 quarters, to replace certain pension benefits that would have been provided by your prior employer with continued employment. These contributions will be fully vested as and when required to be credited.

4.
Expense Reimbursement.

        The Company shall reimburse you for certain expenses under the standard executive benefits program of the Company. At a minimum, this will include financial planning services and such other benefits as may be from time to time enjoyed generally by senior executives of the Company. Additionally, the Company will reimburse you in accordance with the Company's reimbursement policies in effect from time to time for all reasonable and customary business expenses incurred during your employment, provided that you furnish to the Company reasonably adequate records and documentary evidence of such expense.

5.
Long-Term Incentive Compensation.

        (a)    Stock Options.    Upon commencement of your employment at the Company you shall receive the following grants in accordance with the terms of the Company's 1991 Stock Option Plan, as amended. The 1991 Stock Option Plan, as amended, is set forth in the Company's Proxy Statement for its 1997 Annual Meeting, a copy of which has been provided to you.

          (i)    Initial Conventional Grant.    You shall be granted a Stock Option for 480,000 shares of the Company's common stock exercisable at fair market value on the date of grant and having a term of ten years. You shall vest in the option shares (i) as to 120,000 of the option shares at the one-year anniversary of the start date of your employment with the Company, (ii) as to 360,000 of the option shares in thirty-six (36) successive equal monthly installments upon your completion of each month of service with the Company measured from the first anniversary of your start date with the Company.

          (ii)    LTIP.    You shall be granted a stock option on 200,000 shares under the Company's Long Term Incentive Plan ("LTIP"), exercisable at fair market value on the date of grant and having a term of ten years and otherwise on terms identical to those applicable to LTIP options granted to other executive officers in February 2003.

        (b)    Restricted Share Rights.    You shall be granted two restricted share rights under the 1991 Stock Option Plan: (i) a grant of 20,000 shares that will vest as to all such shares on the fourth anniversary of the start date of your employment and (ii) a grant of 10,000 shares that will vest as to 2,500 shares on each of the first four anniversaries of the start date of your employment.

        (c)    Annual Awards.    You will be eligible to participate in the Company's annual awards to executives of long-term incentive compensation, presently awarded under the 1991 Stock Option Plan and, in the form of conventional stock options vesting with time and stock options under the LTIP with vesting acceleration depending upon performance, as determined by the Board's Compensation Committee. These awards are highly discretionary and are subject to review and adjustment to reflect changes in the Company and competitive market conditions.

6.
Reimbursement of Relocation Expenses.

        (a)    Permanent Relocation.    All customary expenses associated with the cost of your relocation to California shall be reimbursed by the Company for up to two years. These expenses will include all moving and transportation costs of the moving company of your choice, costs of trips to California for the purpose of finding a new home, transportation costs for you and your family and for household goods and automobiles, reimbursement of reasonable brokerage expenses and other customary expenses associated with the selling of your present home, and the reasonable transaction costs for the acquisition of your new home. In addition, we will reimburse the reasonable cost of appropriate temporary housing for you for up to two years or until you relocate.

        (b)    Tax Gross Up.    To the extent that any payment to or for your account made by the Company under Section 6(a) above or under any related Company relocation plan results in the imputation to you of taxable income under U.S. federal, state or local law, you shall be entitled to receive in cash a payment from the Company of an amount which, on after-tax basis (including all federal, state and local income taxes), equals the amount of income taxes payable by you with respect to such imputed income. Any determination required under this Section 6(b) shall be made conclusively by a national independent public accounting firm reasonably acceptable to you as may be designated by the Company, based upon the assumption that you are subject to the highest marginal tax rates in all applicable jurisdictions and take the maximum allowable reduction in all income taxes by reason of deductions of other taxes payable with respect to such payment and such other assumption as such firm deems appropriate. The Company will pay the expenses of the accounting firm.

        (c)    Air Travel.    The Company will reimburse you for the cost of up to six round trip airfares for you and/or your family members between San Francisco/Oakland and Philadelphia in any 12-month period until the earlier of your relocation permanently to the San Francisco Bay area or the second anniversary of your employment hereunder. In addition, the Company recognizes that you may arrange otherwise reasonable and necessary business travel so as to provide the incidental personal benefit to you of visiting your family prior to their relocation. Except as otherwise provided in this Section 6 and related Company plans and policies, you agree to reimburse the Company for the cost of any personal use that you may enjoy of Company travel.

7.
Term and Termination.

        (a)    Term.    The period of your employment with the Company pursuant to the provisions of this letter shall be for a continually renewing two (2) year period commencing upon your start date with the Company, which we currently expect to be not later than [April 15].

        (b)    Termination.    You may terminate your employment hereunder at any time, with or without Good Reasons, as defined below, upon written notice to the Company. The Company may terminate your employment hereunder upon written notice to you, with or without Cause as defined below.

        As used herein, "Good Reason" shall mean any of the following events that are not consented to by you: (i) there has been a substantial diminution in your duties and responsibilities hereunder, or the assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as in effect immediately prior to such assignment, or any other action of the Company which results in a diminishment in such position, authority, duties, or responsibilities or any change in your direct reporting relationship to the Board as a whole, it being understood that any termination of your services as a member of the Board of Directors of Chiron or of any successor for so long as Chiron or such successor remains an independent, publicly traded entity or any reduction in the generally understood authority of a chief executive officer of Chiron or of any successor could constitute "Good Reason" (a change in your title and duties to Chairman of the Board will not be a change or diminution under this clause, whether or not you retain the title of President), and it being further understood that the appointment to the position of Chairman of the Board of Directors of Chiron or any successor (other than a successor entity that may result from a "merger of equals"), of a person to whom you have any reasonable objections, based upon your good faith belief that the appointment would not be in the best interest of Chiron, which objections you have expressed together with the reasons therefor to the chairman of the Nominating and Corporate Governance Committees in writing prior to the election of such person as a director, could also constitute Good Reason; or (ii) the Company headquarters shall move more than 50 miles from its present location in Emeryville, California; or (iii) any of the following shall occur: (A) a reduction by the Company in your base salary as the same shall be increased from time to time; (B) the failure by the Company to provide you with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) in the aggregate to those provided for under all compensation or benefit plans, programs, policies and practices as in effect (or as in effect hereafter, if greater); (C) the failure of the Company to obtain a satisfactory agreement from any other successor to the Company to assume and agree to perform this Agreement; or (D) a material breach by the Company of its obligations under this Agreement after notice in writing from you and a reasonable opportunity for the Company to cure or substantially mitigate any material adverse effect of such breach; provided, however, that no change in ownership or control of the Company, including any transaction by which Novartis AG acquires additional ownership of Company, including a Buy-Out Transaction as defined in the Governance Agreement shall itself constitute Good Reason; and provided, further, that an action which is remedied by the Company promptly after receipt of notice thereof given by you shall not constitute Good Reason hereunder. Your consent to any event, which would otherwise constitute "Good Reason", shall be conclusively presumed if you do not exercise your rights under the first sentence of this Section 7(b) within 180 days of the event.

        As used herein, "Cause" shall mean any of the following events (i) any willful misconduct in your performance of duties to the Company or any gross and willful misconduct independent of the Company, which in either case has a significant adverse impact upon the operations, business, affairs, reputation or valuation of the Company; (ii) your indictment for, or guilt by a nolo contender plea to, a felony, or your commission of any act of fraud against the Company or under federal or state securities laws; (iii) willful material noncompliance by you with any material written policy of the Company; (iv) any material breach by you of this agreement; (v) any regulatory or judicial order that results in a bar or loss of license to your continued performance of all or a substantial portion of your duties hereunder, or (vi) willful and continued failure by you to substantially perform your duties as President and CEO (other than any failure resulting from disability or illness or from termination by you for Good Reason) as evaluated by a majority of the Board and after written demand by the Board of Directors for substantial performance is delivered to you, and you have failed to resume substantial performance of your duties on a continuous basis within 30 days of such notice. No action or inaction by you that would violate clause (iii) or (iv) above shall constitute "Cause" hereunder unless you shall have received written notice thereof from the Company and failed to remedy and mitigate the adverse effects to the Company as promptly as reasonably possible and in any case within thirty (30) days of delivery of such notice. No action or inaction shall be deemed to be "willful" unless it is done or omitted to be done by you directly and not by imputation. Failure to perform your duties with the Company during any period of disability shall not constitute Cause. A suspension with pay of your duties by the Board in good faith for a period not exceeding thirty (30) days, while an investigation is made as to the existence of "Cause" shall not constitute "Cause" or give rise to "Good Reason".

        (c)    Death or Disability.    The employment relationship created hereunder shall immediately terminate upon your death or, at the election of you or the Company, upon disability which would preclude you from performing your usual duties for the Company for a period in excess of ninety (90) consecutive days or for a period in excess of ninety (90) days within any consecutive twelve (12) month period.

        If your employment shall terminate all compensation and benefits other than severance benefits described in Section 8 below, or as otherwise provided under the Company benefit and compensation programs and plans in accordance with their terms, to the extent applicable, shall immediately cease, except that you will be entitled to payment of your salary through the date of termination. For the avoidance of doubt, except as provided in Section 8, you will not receive bonus compensation or other long-term compensation for the period in which termination occurs, but compensation earned and/or vested in accordance with the terms of the applicable plan, such as annual bonus awards with respect to any full year completed prior to termination, will be paid.

        (d)    Changes in Control.    You will participate in Chiron's Change in Control Severance Plan in accordance with its terms as currently in effect for the chief executive officer.

8.
Severance Benefits in Certain Events.

        If your employment shall be involuntarily terminated by the Company other than for Cause, or if you terminate your employment for Good Reason, you shall be entitled to receive the following severance benefits:

        (a)    Continued Compensation.    You shall continue to receive your base salary at the rate in effect pursuant to Section 2(a) above at the time of your termination of employment, for a period of two (2) years following your termination date. You may elect at any time following termination to require that the Company prepay the unpaid balance of this amount, discounted to present value at 7% without thereby relieving you of your obligations under Section 1(d) above.

        (b)    Bonus.    You shall be entitled to receive in lieu of the bonus provided in Section 2(b) an amount equal to two (2) times the greater of (x) your targeted level bonus in the year of termination or (y) your highest bonus under Section 2(b) in the preceding three years, in either case payable monthly over the salary continuation period. You may elect at any time following termination to require that the Company prepay the unpaid balance of this amount, discounted to present value at 7%, without thereby relieving you of your obligations under Section 1(d) above.

        (c)    Health Care and Life Insurance Coverage.    Continued health care coverage under the Company's medical plan will be provided, without charge, to you and your eligible dependents until the earlier of (i) two (2) years after the effective date of your involuntary termination, or (ii) the first date that you are covered under another employer's health benefit program providing substantially the same or better benefit options to you without exclusion for any pre-existing medical condition. This coverage will be in lieu of any other continued health care coverage to which you or your dependents would otherwise, at your own expense, be entitled to in accordance with the requirements of Code Section 4980B by reason of your termination of employment. The Company will pay the premium for continued life insurance coverage, if any, that you may have elected under this Company's cafeteria benefit plan, subject to payment by you of the portion of such premium not contributed by the Company under such plan, until the earlier of two (2) years from the effective date of your separation or your acceptance of employment with a successor employer.

        (d)    Tax Matters.    All compensation described in this Section 8 will be subject to the Company's collection of all applicable federal, state and local income and employment withholding taxes.

        (e)    Vesting.    We will accelerate the immediate vesting (i) of those stock options granted pursuant to Section 5(a)(i) above, (ii) of the restricted share rights granted pursuant to Section 5(b) above, and (iii) of that portion of any annual or other grant of stock options or long-term, equity-based incentives that vest only with the passage of time and that would otherwise have vested with continued employment (1) during the next two (2) years following any such termination occurring prior to your 50th birthday or (2) in full with respect to any such termination on or after your 50th birthday. For the avoidance of doubt, stock options granted under the LTIP will not be subject to acceleration of vesting under this Section 8(e). You will have 90 days from the termination of your employment to exercise vested stock options in accordance with the terms of the Stock Option Plan except as otherwise expressly permitted by the term of the Plan or the individual option grant.

        (f)    Conditions.    The Company shall not be required to make the payments or provide the benefits specified in this Section 8 unless you execute and deliver to Chiron an agreement releasing the Company and its affiliates, directors, officers, employees, successors and assigns, from all liability (other than the payments, benefits and obligations under this Agreement) in a form reasonably satisfactory to the Company.

9.
Indemnify and Hold Harmless.

        Except to the extent inconsistent with the Company's Certificate of Incorporation or bylaws, the Company will indemnify you and hold you harmless to the fullest extent permitted by law with respect to your acts of service as an officer and director of the Company. The Company further agrees that you will be covered by directors' and officers' insurance policies with respect to your acts as an officer and director hereunder to the same extent as all other officers and directors under such policies, unless the Board determines not to maintain such policies.

10.
Miscellaneous.

        (a)    Arbitration.    Any dispute which may arise between you and the Company with respect to the construction, interpretation or application of any terms or provisions of this letter will be submitted to and resolved by arbitration in San Francisco, California, in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be before a single arbitrator agreed by the parties. If we are unable to agree on a single arbitrator within 60 days of the date either of us demands arbitration, then a single arbitrator shall be designated by the San Francisco office of the American Arbitration Association, which arbitrator shall be experienced in executive employment and compensation matters. The arbitration decision shall be final and binding to the fullest extent permitted by law and enforceable by any court of competent jurisdiction. The prevailing party shall be entitled to recover its costs and expenses as determined by the arbitration.

        (b)    Taxes.    All compensation paid to you under this letter shall be subject to the Company's collection of all applicable federal, state and local income and employment withholding taxes.

        (c)    Governing Law.    This Agreement shall be construed and enforced in accordance with and be governed by the laws of the State of California.

        (d)    Entire Agreement.    This Agreement sets forth the entire Agreement and understanding between you and the Company, and supersedes any other negotiations, agreements, understandings, oral agreements, representations and past or future practices whether written or oral.

        (e)    Notices.    All notices required by this Agreement shall be given in writing either by personal delivery or by first class mail, return receipt requested, to the then most current address of the parties notified to the other. Notice given by mail shall be deemed given five (5) days following the date of mailing.

        (f)    Successors.    This Agreement shall be binding and inure to the benefit of the Company and its successors.

        (g)    Modification or Waiver.    This Agreement may not be amended, modified, changed or discharged in any respect, except as agreed in writing. No term or condition of this Agreement will be deemed to have been waived, nor will there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver will not be deemed a continuing waiver unless specifically stated, will operate only as to the specific term or condition waived and will not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

        (h)    Assignment.    This Agreement is not assignable, in whole or in part, by any party without the written consent of the other party.

        (i)    Severability.    To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision will be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement will be unaffected. In furtherance of and not in limitation of the foregoing, it is expressly agreed that should the duration of or geographical extent of, or business activities covered by, the non-competition covenant contained in Section 1(d) be determined to be in excess of that which is valid or enforceable under applicable law, then such provision will be construed to cover only that duration or extent, or those activities which may validly or enforceably be covered. You acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement will be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

        (j)    Your employment by the Company is subject to all applicable law, including your ability to be employed in the United States under the U.S. Immigration and Naturalization Act. The Company will provide assistance in processing applications for appropriate immigration status.

        We are all very pleased at the prospect that you will be joining the Company. If the foregoing is acceptable to you, please sign the enclosed copy of this letter and return it to me.

Very truly yours,
CHIRON CORPORATION
		By:	/s/ SEÁN P. LANCE Seán P. Lance Chairman and Chief Executive Officer
Agreed:	/s/ HOWARD H. PIEN Howard H. Pien
Dated:	March 20, 2003

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  Exhibit 10.621